STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2008 by and between MAIDEN HOLDINGS NORTH AMERICA, LTD., a Delaware corporation (the “Buyer”), and MOTORS INSURANCE CORPORATION, a Michigan domiciled property and casualty insurance company (the “Seller”).

RECITALS

WHEREAS, the Seller owns Twenty Thousand (20,000) shares (the “Shares”) of the common stock, par value Two Hundred Dollars ($200.00) per share, of GMAC Direct Insurance Company, a Missouri domiciled property and casualty insurance company (the “Company”), which Shares constitute all of the outstanding capital stock of the Company; and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Shares of the Company, in each case on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General Provisions. For all purposes of this Agreement:

(a) The terms defined in this Article I have the meanings ascribed to them in this Article I and include the plural as well as the singular.

(b) All references herein to designated “Articles,” “Sections” and other subdivisions and to “Annexes”, “Exhibits” and “Disclosure Schedules” are to the designated Articles, Sections and other subdivisions of the body of this Agreement and to the exhibits and other schedules to this Agreement.

(c) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

(d) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

(e) On or prior to the date hereof, the Seller, on the one hand, and the Buyer, on the other, have delivered to each other schedules (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express informational requirement contained in a provision hereof or (ii) as an exception to one or more representations, warranties or covenants contained in a section of this Agreement. The inclusion of an item on a Disclosure Schedule in response to a disclosure obligation or as an exception to a representation, warranty or covenant shall not be deemed an admission by the disclosing party that such item represents a material exception or fact, event or circumstance or that such item would, or would be reasonably likely to, result in a Material Adverse Effect on the disclosing party.

1.2 Definitions. The following terms when used in this Agreement (including the Schedules, Annexes and Exhibits hereto) shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 2.4(b) hereof.

“Action” means any action, cause of action (whether at law or in equity), arbitration, claim or complaint by any Person alleging potential Liability, wrongdoing or misdeed of another Person, or any administrative or other similar proceeding, criminal prosecution or investigation by any Governmental Entity alleging potential Liability, wrongdoing or misdeed of another Person.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, as trustee or executor, or otherwise).

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreement” means the Termination Endorsement.

“Applicable Insurance Code” means the insurance laws to which the Company is subject, including the insurance laws of the State of Missouri. In all cases, Applicable Insurance Code shall include the rules and regulations promulgated under any of the foregoing laws.

“Applicable Insurance Department” means the insurance regulatory agencies by which the Company is subject to supervision, including the Missouri Department of Insurance.

“Applicable Law” means any domestic federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, pronouncement, bulletin, judgment, decree, policy, administrative or judicial doctrine, guideline or other requirement or principle of common law applicable to the Buyer, the Seller or the Company or any of their respective businesses, properties or assets, as the case may be.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized by law or executive order to be closed.

“Buyer” has the meaning set forth in the preface above.

“Buyer Insurance Approvals” means all Consents required to be obtained, made or given by the Buyer pursuant to the Applicable Insurance Codes.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Closing Surplus Statement” has the meaning set forth in Section 2.4(a) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first Recital of this Agreement.

“Company Books and Records” has the meaning set forth in Section 5.7(a) hereof.

“Company Claim” means any Action brought against the Company relating to or arising from the conduct or operations of the Company that occurred prior to the Closing Date.

“Company Insurance Policies” has the meaning set forth in Section 3.18 hereof.

“Company Materials” means (i) all previously prepared memoranda of law and all analyses and materials related to a Company Claim, (ii) all agreements, Contracts and other memoranda, including preparatory materials, drafts and all oral and written communications pertaining to a Company Claim, and (iii) any documents or other information relating to a Company Claim that would otherwise be protected by any applicable privilege or work product protection from disclosure to third parties other than the parties hereto. For the avoidance of doubt, Company Materials shall not include any information relating to a party which is or becomes publicly available other than through a breach of this Agreement by the disclosing party.

“Consents” has the meaning set forth in Section 3.4 hereof.

“Contemplated Transactions” means the transactions contemplated under this Agreement and the Ancillary Agreements.

“Contracts” means any written, oral or other contract, subcontract, agreement, undertaking, understanding, option, warranty, purchase order, license, sublicense, indenture, note, debenture, bond, loan, policy, instrument, lease, mortgage, plan, or legally binding commitment or arrangement of any nature.

“Damages” means all costs, damages, disbursements or expenses (including, but not limited to interest and reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement) that are actually imposed or otherwise actually incurred or suffered by the indemnified Person, but shall not include incidental, consequential, exemplary, punitive or other special damages (unless such damages have been awarded to a third party and as to which an indemnifying party is determined to be liable).

“Debt” shall mean any Liability in respect of borrowed money or guarantees of the foregoing.

“Domiciliary Insurance Department” means the Missouri Department of Insurance.

“Employee” means each current and former full-time or part-time employee of the Company or its predecessors-in-interest, including any such employee who is on disability or leave of absence.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of Employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules and regulations promulgated thereunder.

“ERISA Affiliate” means any person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Estimated Policyholders’ Surplus” shall mean the Policyholders’ Surplus as of the Closing Date as estimated in good faith by the Seller as set forth on the Estimated Surplus Statement based upon the Company’s Policyholders’ Surplus reflected in the Company’s most recently filed statutory financial statement prior to the Closing Date, with appropriate adjustments for the period from the date of that financial statement until the Closing Date to reflect any change in the Company’s circumstances, prepared in a manner consistent with the Company’s historical accounting practices, and to give effect to any settlement of intercompany accounts as of the Closing Date pursuant to Section 5.3, in each case to the extent Policyholders’ Surplus shall have been changed thereby.

“Estimated Surplus Statement” shall mean the Seller’s estimate of Policyholders’ Surplus as of the Closing Date delivered by the Seller to the Buyer not less than two (2) Business Days prior to the Closing Date.

“GMAC Re SPA” means that certain Securities Purchase Agreement by and among the Buyer, Maiden Holdings, Ltd. and GMACI Holdings LLC pursuant to which the Buyer will acquire all of the outstanding membership interests of GMAC Re LLC.

“Governmental Entity” means any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

“Insurance Approvals” means the Buyer Insurance Approvals and the Seller Insurance Approvals.

“Insurance Licenses” has the meaning set forth in Section 3.14 hereof.

“Intellectual Property Right” has the meaning set forth in Section 3.15(a) hereof.

“Intercompany Agreement” shall mean any agreement between (x) the Company, on the one hand, and (y) the Seller or any of its Affiliates, on the other hand.

“Investment Broker” has the meaning set forth in Section 3.22 hereof.

“IRS” means the U.S. Internal Revenue Service.

“Liabilities” means any and all debts, losses, liabilities, offsets, claims, damages, fines, commitments, obligations, payments and accounts payable (including, without limitation, those arising out of any award, demand, assessment, settlement, judgment or compromise relating to any Action), and accruals for out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any Action) of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance, adverse claim (whether pending or, to the knowledge of the Person against whom the adverse claim is being asserted, threatened) or restriction of any kind affecting title or resulting in an encumbrance against Property, real or personal, tangible or intangible, or a security interest of any kind, including, without limitation, any easement, servitude, encroachment, conditional sale or other title retention agreement, any right of first refusal on real property, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction (other than a financing statement which is filed or given solely to protect the interest of a lessor).

“Material Adverse Effect” means (a) with respect to the Company, any change, effect, event or occurrence resulting in a material adverse effect on (i) the business, financial condition or results of operations of the Company, taken as a whole or (ii) the ability of the Company to enter into new reinsurance contracts, other than in the case of (i) or (ii) any change, effect, event or occurrence relating to (A) the effects of changes affecting the economy and securities markets generally; (B) the effects of changes affecting the insurance, reinsurance and financial services industries generally, including the general competitive forces in the insurance and reinsurance markets and changes to Applicable Laws, or accounting or reserving principles, practices or conventions; (C) the announcement of the Contemplated Transactions and (D) any changes resulting from actions or omissions of a party hereto taken with the prior written consent of the other parties with respect to this Agreement or the other Transaction Documents or the Contemplated Transactions; (b) with respect to the Seller, any change, effect, event or occurrence resulting in a material adverse effect on the ability of the Seller to consummate the transactions contemplated hereby on a timely basis and perform its obligations hereunder; and (c) with respect to the Buyer, any change, effect, event or occurrence resulting in a material adverse effect on (i) the business, financial condition or results of operations of the Buyer, taken as a whole or (ii) the ability of the Buyer to consummate the transactions contemplated hereby on a timely basis and perform its obligations hereunder.

“Material Contract” means any Contract required to be set forth on Schedule 3.12(a) hereof.

“Material Permit” has the meaning set forth in Section 3.11(b) hereof.

“Materials” means (i) all previously prepared memoranda of law and all analyses and materials related to a Seller Third-Party Claim; (ii) all agreements, Contracts and other memoranda, including preparatory materials, drafts and all oral and written communications pertaining to a Seller Third-Party Claim; and (iii) any documents or other information relating to a Seller Third-Party Claim that would otherwise be protected by any applicable privilege or work product protection from disclosure to third parties other than the parties hereto. For the avoidance of doubt, Materials shall not include any information relating to a party which is or becomes publicly available other than through a breach of this Agreement by the disclosing party.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products or derivatives (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Maximum Indemnification Amount” has the meaning set forth in Section 7.3(a) hereof.

“Notice of Objection” has the meaning set forth in Section 2.4(b) hereof.

“Ordinary Course of Business” means the manner in which the Company has conducted its business and operations prior to the Closing Date, it being acknowledged by the parties hereto that the Company is not currently writing new insurance or reinsurance except for renewals of insurance policies as required by Applicable Law.

“Overlap Period” has the meaning set forth in Section 5.8(b) hereof.

“Permits” means all licenses, certificates of authority, permits, orders, Consents, approvals, registrations, authorizations, qualifications and filings under any applicable federal, state, municipal, local, foreign or other laws or with any Governmental Entities.

“Permitted Liens” means all imperfections of title or Liens (a) that are reflected or reserved against or disclosed on the books of the Company, (b) that arise out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (c) of carriers, warehousemen, mechanics, materialmen and other similar Persons or otherwise imposed by law incurred in the Ordinary Course of Business for sums not yet delinquent or being contested in good faith and for which there are adequate reserves in accordance with SAP, or (d) that relate to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, trust, joint venture, labor union, estate, unincorporated organization, private agency or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in section 3(3) of ERISA), and any other employment, consulting, severance, change in control, retention, retirement, pension, profit-sharing, thrift, savings, target benefit, stock ownership, cash or deferred, deferred or incentive compensation, bonus, stay bonus, stock option, stock purchase, phantom stock, stock appreciation, other equity-based, change in control, medical, dental, vision, cafeteria (Section 125 plan), psychiatric counseling, employee assistance, vacation, sick pay, disability or other compensation or fringe benefit plan, program, agreement or arrangement which is or has been maintained sponsored, contributed to, or required to be contributed to by the Company or any ERISA Affiliate in which any current or former officer or Employee of the Company have participated, or as to which the Company has any present or contingent Liability.

“Policyholders’ Surplus” means as of any date “surplus as regards policyholders” of the Company calculated in accordance with SAP applied on a basis consistent with the Statutory Statements of the Company.

“Pre-Closing Taxable Period” means all Taxable Periods ending on or before the Closing Date and, with respect to any Taxable Period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date.

“Property” means any real, personal or mixed property, whether tangible or intangible.

“Property Taxes” means real, personal and intangible property Taxes of the Company.

“Purchase Price” has the meaning set forth in Section 2.1 hereof.

“Regulatory Body Matters” means any proceeding, investigation or inquiry, whether formal or informal, or Action involving or undertaken by any Governmental Entity including without limitation the United States Securities and Exchange Commission, any state attorney general office or any state insurance department.

“Reinsurance Business” has the meaning set forth in that certain Fronting Agreement by and among the Buyer, the Seller, Integon Specialty Insurance Company, MIC Property and Casualty Insurance Corporation and Integon Preferred Insurance Company of even date herewith.

“Reinsurance Contracts” means all Contracts, treaties, facultative certificates, policies or other arrangements, to which the Company is a party or by which the Company is bound or subject, providing for ceding or assumption of reinsurance, excess insurance or retrocession, including, without limitation, all reinsurance policies, and retrocession agreements, in each case as such Contract, treaty, facultative certificate, policy or other arrangement may have been amended, modified or supplemented irrespective of how such arrangement is accounted for.

“Representatives” has the meaning set forth in Section 5.2(a).

“SAP” means the applicable statutory accounting practices prescribed or permitted by the Domiciliary Insurance Department.

“Seller” has the meaning set forth in the preface above.

“Seller Insurance Approvals” means all Consents required to be obtained, made or given by the Seller or the Company pursuant to the Applicable Insurance Codes.

“Seller Third-Party Claim” means any Action brought against the Seller relating to or arising from the conduct or operations of the Company that occurred prior to the Closing Date.

“Seller’s Knowledge” and, with a correlative meaning, “Knowledge of Seller” means actual knowledge of Donald J. Bolar, John Dunn or Chris Morris after reasonable inquiry.

“Shares” has the meaning ascribed to it in the first Recital of this Agreement.

“Statutory Statements of the Company” means the annual statements of the Company, as filed with its Domiciliary Insurance Department, for the year ended December 31, 2007 and the quarterly statements of the condition and affairs of the Company, as filed with its Domiciliary Insurance Department, for the quarterly periods ended March 31, 2008 and June 30, 2008.

“Subsequent Period Financial Statement” has the meaning set forth in Section 5.11(a) hereof.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests, or (b) has the right to designate a majority of its board of directors or similar governing body or to direct the management of such corporation, limited liability company, partnership, joint venture or other entity.

“Tax” and “Taxes” mean (a) all taxes (whether U.S. federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, premium or Property Taxes, together with any interest, penalties or additions to tax imposed with respect thereto, (b) any obligations under any agreements or arrangements with respect to any Taxes described in clause (a), and (c) any transferee or secondary Liability or joint or several Liability in respect of any amounts described in clause (a) imposed by law or as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Claim” means any claim, assessment or proceeding related to Taxes.

“Tax Return” means all returns, reports, elections, estimates, declarations, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto) relating to, and required to be filed or maintained in connection with the calculation, determination, assessment or collection of, any Taxes (including estimated Taxes).

“Taxable Period” means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any statute, rule or regulation.

“Taxing Authority” means any federal, state, local or foreign governmental authority, quasi-governmental authority, instrumentality or political or other subdivision, department or branch of any of the foregoing, with the legal authority to impose, assess or collect Taxes.

“Termination Endorsement” means the Termination Endorsement to Treaty Reinsurance Agreement in the form attached hereto as Annex A by and between the Company and the Seller to be executed immediately following the Closing to terminate that certain Treaty Reinsurance Agreement effective October 1, 2000 by and between the Company and the Seller, pursuant to the terms of the Termination Endorsement.

“Threshold” has the meaning set forth in Section 7.3(a) hereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to purchase, acquire and accept from the Seller, and the Seller agrees to sell, convey, transfer, assign, and deliver to the Buyer, the Shares, free and clear of all Liens for a purchase price equal to Five Million Dollars ($5,000,000) plus that amount in U.S. dollars equal to the Policyholders’ Surplus as of the Closing Date (the “Purchase Price”).

2.2 The Closing. Subject to the satisfaction or waiver of all of the conditions to closing set forth in Article VI, the closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of the Edwards Angell Palmer & Dodge LLP, 750 Lexington Avenue, New York, New York 10022 at 10:00 a.m., Eastern Standard Time, on the fifth Business Day following the date on which all of the conditions set forth in Article VI (other than those conditions that are contemplated to be satisfied by the respective parties at the Closing itself) have been satisfied or waived, or at such other time or place as may be mutually agreed upon by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.” All of the Contemplated Transactions under this Agreement and the Ancillary Agreements shall be deemed to be consummated as of 12:01 a.m. Eastern Standard Time on the Closing Date and all actions taken at Closing shall be deemed to have occurred simultaneously and shall be deemed effective as of the dates and times specified in this Agreement or the Ancillary Agreements.

2.3 Deliveries at the Closing.

(a) At the Closing, the Seller shall deliver to the Buyer

(i) A certificate representing the Shares, free and clear of all Liens (other than restrictions on transfer under federal and state securities laws), duly endorsed for transfer or accompanied by duly executed stock powers in favor of the Buyer with all necessary stock transfer tax stamps affixed thereto;

(ii) The written resignation of all officers and directors of the Company;

(iii) A certificate complying with the Code and the Treasury Regulations, in form and substance reasonably satisfactory to the Buyer and executed under penalties of perjury, certifying that the Seller is not a “foreign person” as defined in Section 1445 of the Code;

(iv) The written consent of the parties identified on Schedule 3.4;

(v) All Company Books and Records, including, without limitation, all minute books, employment records, financial and accounting records and other files of the Company;

(vi) A certificate, executed and acknowledged by the Seller, in a form and substance reasonably satisfactory to the Buyer attaching copies of resolutions duly adopted by the board of directors of the Seller authorizing the execution and performance of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby;

(vii) A certificate, executed and acknowledged by the Seller, in form and substance satisfactory to the Buyer and its counsel, attesting to the truth of the matters following:

(A) All representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and all such representations and warranties are also true and correct in all material respects with the same force and effect as though such representations and warranties had been made at and as of the Closing Date except as affected by actions taken after the date of this Agreement with the prior written consent of the Buyer, and except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date, it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to this Section 2.3(a)(vii)(A), all qualifications based on the words “material” or similar phrases contained in such representations and warranties shall be disregarded; and

(B) The Seller and the Company shall have performed and complied in all material respects with all of the covenants and agreements required by or pursuant to this Agreement to be performed or complied with by them on or prior to the Closing Date, it being understood that, for purposes of determining the performance of such covenants pursuant to this Section 2.3(a)(vii)(B), all qualifications based on the words “material” or similar phrases contained in such covenants shall be disregarded.

(viii) Certificates, obtained by the Seller, dated as of a date not more than twenty (20) days before the Closing Date certified by the Insurance Commissioners of the States of Michigan and Missouri as to the corporate existence and good standing of the Seller and the Company respectively;

(ix) Evidence that shall be reasonably acceptable to the Buyer of the appointment as sole signatories on each deposit, securities, brokerage, investment or other account of the Company of the Persons designated by the Buyer in writing to the Seller at least five (5) Business Days prior to the Closing;

(x) a schedule of all passwords, pass codes or similar secure authorizations related to the operation of the business of the Company or its websites; and

(xi) The Termination Endorsement duly executed by the Seller and effective in accordance with its terms.

(b) At the Closing, the Buyer shall deliver to the Seller:

(i) Five Million Dollars ($5,000,000) plus the Estimated Policyholders’ Surplus by wire transfer of immediately available funds to an account or accounts designated by the Seller in a written notice delivered to the Buyer not later than five (5) Business Days prior to the Closing Date;

(ii) a certificate, executed and acknowledged by the Buyer, in a form and substance reasonably satisfactory to the Seller attaching copies of resolutions duly adopted by the board of directors of the Buyer authorizing the execution and performance of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby;

(iii) A certificate, executed and acknowledged by the Buyer, in form and substance satisfactory to the Seller and its counsel, attesting to the truth of the matters following:

(A) All representations and warranties of the Buyer contained in this Agreement shall have been true and correct when made and all such representations and warranties are also true and correct in all material respects with the same force and effect as though such representations and warranties had been made at and as of the Closing Date except as affected by actions taken after the date of this Agreement with the prior written consent of the Seller, and except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date, it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to this Section 2.3(b)(iii)(A), all qualifications based on the words “material” or similar phrases contained in such representations and warranties shall be disregarded; and

(B) The Buyer shall have performed and complied in all material respects with all of the covenants and agreements required by or pursuant to this Agreement to be performed or complied with by it on or prior to the Closing Date, it being understood that, for purposes of determining the performance of such covenants pursuant to this Section 2.3(b)(iii)(B), all qualifications based on the words “material” or similar phrases contained in such covenants shall be disregarded;

(iv) The Termination Endorsement duly executed by the Company and effective in accordance with its terms.

(v) all other documents and instruments required hereunder to be delivered by the Buyer to the Seller at the Closing.

2.4 Policyholder’s Surplus Adjustment.

(a) Within sixty (60) days after the Closing Date, the Buyer shall deliver to the Seller a statement (the “Closing Surplus Statement”), setting forth the Buyer’s determination of the Policyholders’ Surplus as of the Closing Date.

(b) After the receipt by the Seller of the Closing Surplus Statement and until such time as the final Policyholders’ Surplus as of the Closing Date is determined in accordance with this Section 2.4, the Seller and its authorized Representatives shall have full access during reasonable business hours upon prior written notice to the working papers of the Buyer and its Representatives relating to the Closing Surplus Statement and the calculations set forth thereon. Unless the Seller, within thirty (30) days after receipt of the Closing Surplus Statement, gives the Buyer a notice objecting thereto and specifying, in detail, the basis for each such objection and the amount in dispute (“Notice of Objection”), such Closing Surplus Statement and the Policyholders’ Surplus as of the Closing Date reflected therein shall be binding upon the Buyer and the Seller and the applicable payment required pursuant to subsection (c) below shall be made. Any Notice of Objection shall specify (x) in detail the nature and amount of any disagreement so asserted, and (y) only include disagreements based on the differences between the Estimated Surplus Statement and the Closing Surplus Statement and the Policyholders’ Surplus as of the Closing Date. If a timely Notice of Objection is received by the Buyer, then the Closing Surplus Statement (as revised in accordance with clause (1) or (2) below) shall become final and binding upon the parties hereto on the earlier of (1) the date the Seller and the Buyer resolve in writing any differences they have with respect to any matter specified in the Notice of Objection and (2) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the ninety (90) days immediately following the delivery by the Seller to the Buyer of a Notice of Objection, the Seller and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Objection. At the end of such ninety (90) day period, the Seller and the Buyer shall submit to an accounting firm jointly selected by the Seller’s accountants and the Buyer’s accountants (the “Accounting Firm”) for review and resolution of any and all matters (but only such matters) which remain in dispute. The Buyer and the Seller shall instruct their respective accountants to select the Accounting Firm in good faith within ten (10) days. If either the Buyer’s or the Seller’s accountants shall not be willing to select the Accounting Firm within such ten (10) day period, the other accountant shall select the accounting firm. If the Buyer’s or the Seller’s accountants cannot agree upon the Accounting Firm within such ten (10) day period, within an additional five (5) days, they shall each designate an Accounting Firm who has not performed work in the last two years for either the Seller or the Buyer and the Accounting Firm shall be selected by lot from those two accounting firms. If only one of the Seller’s and the Buyer’s accountants shall so designate a name of an accounting firm for selection by lot, such accounting firm so designated shall be the Accounting Firm. The Accounting Firm so selected shall be instructed to review and resolve any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Objection. The Buyer and the Seller shall instruct the Accounting Firm to make a final determination of the Policyholders’ Surplus as of the Closing Date. The Buyer and the Seller will cooperate with the Accounting Firm during the term of its engagement. The Buyer and the Seller shall instruct the Accounting Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand. The Buyer and the Seller shall also instruct the Accounting Firm to make its determination based solely on presentations by the Buyer and the Seller (i.e., not on the basis of an independent review). The Closing Surplus Statement and the Policyholders’ Surplus as of the Closing Date reflected therein shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to the Buyer and the Seller (which final resolution shall be requested by the parties hereto to be delivered not more than thirty (30) days following submission of such disputed matters). All of the fees and expenses of the Accounting Firm pursuant to this Section 2.4(b) shall be borne equally by the Seller and the Buyer.

(c) If the Policyholders’ Surplus as of the Closing Date (as determined pursuant to Section 2.4(b)) exceeds the Estimated Policyholders’ Surplus, then the Buyer shall pay the Seller the amount of such excess, as directed by the Seller. If the Policyholders’ Surplus as of the Closing Date (as determined pursuant to Section 2.4(b)) is less than the Estimated Policyholders’ Surplus, then the Seller shall pay the Buyer such shortfall as directed by the Buyer. Payments made pursuant to this Section 2.4(c) shall be made by wire transfer of immediately available funds as follows: (i) if no Notice of Objection is delivered by the Seller, such amount shall be paid within three (3) Business Days of the earlier of the expiration of the thirty (30) day period for delivery of such Notice of Objection and the date of delivery by the Seller of a joint notice that the Closing Statement will be accepted without objection; or (ii) if Notice of Objection is delivered by the Seller, (x) any net undisputed amount due from the Seller to the Buyer or from the Buyer to the Seller (as the case may be) shall be paid within three (3) Business Days after delivery of such Notice of Objection, and (y) the remaining amount, if any, due from the Seller to the Buyer or the Buyer to the Seller (as the case may be) shall be paid within three (3) Business Days after the date all disputed items are finally resolved pursuant to Section 2.4(b). Any amounts not paid when required pursuant to this Section 2.4(c) shall bear interest compounded annually from the required date of payment to the date of actual payment at the prime rate of interest announced publicly by Citibank N.A. in New York, New York from time to time as its prime rate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

3.1 Organization of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of State of Michigan.

3.2 Authorization, Validity and Enforceability. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and to consummate the Contemplated Transactions, including, without limitation, the sale of the Shares. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions by the Seller have been duly and validly authorized by all necessary corporate action on the part of the Seller and no other corporate proceeding on the part of the Seller is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of any of the Contemplated Transactions. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject to the effect of receivership, conservatorship and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 No Conflicts. Assuming compliance with the matters referred to in Section 3.4 below, except as set forth in Schedule 3.3, the execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions or any Ancillary Agreement do not and will not conflict with, result in any breach or violation of, constitute a default under (or an event that with the giving of notice or the lapse of time or both would constitute a default under), or give rise to any right of termination or acceleration of any right or obligation of the Seller or the Company under, or result in the creation or imposition of any Lien upon any assets or Properties (including, without limitation, the Shares) of the Seller or the Company by reason of the terms of (a) the certificate or articles of incorporation or bylaws of the Seller or the Company; (b) any Contract to which the Seller or the Company is a party or by or to which either of them or their assets or Properties (including, without limitation, the Shares) may be bound or subject; (c) any applicable order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation of any Governmental Entity; or (d) any other Permit of the Seller or the Company.

3.4 Seller Consents and Approvals. Except as set forth in Schedule 3.4, no consent, approval, authorization, license or order of, registration or filing with, or notice to, any Governmental Entity or any other Person (collectively, “Consents”) is necessary to be obtained, made or given by the Seller or the Company in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, the performance by the Seller of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions, other than such Consents which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Seller to execute and deliver this Agreement or the Ancillary Agreements, to perform its obligations hereunder or to consummate the Contemplated Transactions

3.5 Organization and Qualification of the Company; No Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of Missouri as a property and casualty insurance company and has all requisite corporate power and authority to own its assets or Properties and to conduct its business as currently being conducted. The Company is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of its business or the ownership of its Properties makes such qualification necessary, except where the lack of such qualification or good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has no Subsidiaries and no equity or other ownership interest of any kind in any other Person.

3.6 Capitalization of the Company.

(a) Schedule 3.6 sets forth the designation, par value and the number of authorized, issued and outstanding Shares of capital stock of the Company. The issued and outstanding capital stock of the Company consists solely of the Shares. Except as set forth in Schedule 3.6, no other class of equity securities, preferred stock, bonds, debentures, notes, other evidences of indebtedness for borrowed money or other securities of any kind of the Company (except for the Shares) is authorized, issued or outstanding. All of the Shares are duly authorized, validly issued, fully paid and non-assessable.

(b) There are no subscriptions, options, warrants, calls, preemptive rights or other rights to purchase or otherwise receive, nor are there any securities or instruments of any kind convertible into or exchangeable for, any capital stock of the Company. Neither the Company nor the Seller is a party to any agreement with a third party (other than the Buyer) which places any restriction upon, or which creates any voting trust, proxy, or other agreement with respect to, the voting, purchase, redemption, acquisition or transfer of the Shares.

3.7 Title to Shares. The Seller has good and valid title to each of the Shares, free and clear of any Lien.

3.8 Financial Statements.

(a) The Seller has heretofore delivered to the Buyer true and complete copies of the Statutory Statements of the Company.

(b) The Statutory Statements of the Company were prepared and the Subsequent Period Financial Statements will be prepared in accordance with SAP and the Applicable Insurance Code, consistently applied throughout the periods involved (except as may be indicated in the notes thereto regarding the adoption of new accounting policies), and present fairly, in all material respects, in accordance with SAP and the Applicable Insurance Code, the statutory financial position of the Company at the respective dates thereof and the results of operations of the Company, for the respective periods then ended, except that the Statutory Statements of the Company have not been, and any Subsequent Period Financial Statement will not have been, audited and are or will be subject to normal recurring year-end audit adjustments. The Statutory Statements of the Company complied and the Subsequent Period Financial Statements will comply in all material respects with SAP and the Applicable Insurance Code, and were or will be complete and correct in all material respects when filed, and no material deficiency has been asserted in writing with respect to any of the Statutory Statements of the Company by any Applicable Insurance Department.

3.9 Absence of Changes.

(a) Except as set forth in Schedule 3.9 or any other schedule hereto and except for the Contemplated Transactions, since December 31, 2007, there has not occurred a Material Adverse Effect on the Company.

(b) Except as set forth in Schedule 3.9, or any other Schedule hereto and except for the Contemplated Transactions, between December 31, 2007, through the date hereof, the Company has operated its businesses in the Ordinary Course of Business.

(c) Without limiting the foregoing, except as set forth in Schedule 3.9, or any other Schedule hereto and except for the Contemplated Transactions, none of the Company, the Seller or any Person acting on behalf of the Company or the Seller has taken any of the following actions since December 31, 2007:

(i) sold (or granted any warrants, options or other rights to purchase) any of the Shares, or otherwise issued any other interests in the Company;

(ii) acquired any assets or Property of the Company for a cost in excess of Fifty Thousand Dollars ($50,000), individually or in the aggregate;

(iii) created, incurred or assumed any indebtedness relating to or affecting the Company other than accounts payable incurred in the Ordinary Course of Business;

(iv) made any loans, advances or capital contributions to or investments in any Person relating to or affecting the Company;

(v) materially changed billing, payment or credit practices of the Company with any insurer, reinsurer, producer, agent, broker or intermediary or changed the timing of rendering invoices;

(vi) entered into any material Lease or contract, or terminated, modified or changed in any material respect any contract, relating to or affecting the Company other than in the Ordinary Course of Business or as contemplated pursuant to this Agreement or the Ancillary Agreements;

(vii) entered into any employment, independent contractor, severance, termination or other compensation agreement with any Employee or consultant of the Company;

(viii) increased the rate or terms of compensation of, or entered into any new, or extended the term of any existing, bonus or incentive agreement or arrangement , with, any Employee or consultant of the Company;

(ix) adopted any new Plan or amendment to increase the compensation or benefits payable under any of the Plans;

(x) induced any Employee or consultant of the Company to leave his or her employment or terminate his or her engagement in order to accept employment or an engagement with the Seller or any of its Affiliates, or acted to otherwise adversely affect the relations of the Company with any employee or consultant to the detriment of the Company;

(xi) entered into any material transaction, agreement, contract or understanding with an Affiliate or altered the terms of any material transaction, agreement, contract or understanding with any Affiliate;

(xii) suffered any material breach or waived any rights of the Company arising under or in connection with any of the assets other than in the Ordinary Course of Business;

(xiii) entered into any merger, consolidation, recapitalization or other business combination or reorganization;

(xiv) changed any of the Company’s methods of accounting or accounting systems, policies or practices;

(xv) without limiting the foregoing, entered into any material transaction (except as expressly contemplated by this Agreement) affecting any of the assets or the operations, prospects or financial condition of the Company other than in the Ordinary Course of Business; or

(xvi) entered into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

3.10 Legal Proceedings. Except as set forth in Schedule 3.10, there is no civil, criminal, administrative or other Action pending or, to the Seller’s Knowledge, threatened against the Company or any of its assets or Properties or against the Shares, by or before any court, other Governmental Entity or arbitrator, which has or could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.10, there is no outstanding order, writ, judgment, injunction, fine, award, determination or decree of any court, other Governmental Entity or arbitrator against the Company or any of its assets or Properties which has had or could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.10, there is no Action pending or, to the Seller’s Knowledge, threatened against or affecting the Seller or the Company that (i) seeks to restrain or enjoin the consummation of any of the Contemplated Transactions or (ii) has or could reasonably be expected to materially impair the ability of the Seller to consummate any of the Contemplated Transactions.

3.11 Compliance with Laws; Permits.

(a) Except as set forth in Schedule 3.11, the Company is in compliance with, is not in default under and has received no written notice from any Governmental Entity and the Seller has no Knowledge that it is not in compliance with or default under (i) all Applicable Laws; (ii) all applicable rules, ordinances, resolutions, codes, edicts, regulations, rulings, requirements, orders, Consents, approvals, writs, judgments, injunctions, awards, determinations and decrees issued, enacted, adopted, promulgated, implemented or otherwise put into effect by any court, other Governmental Entity or arbitrator; (iii) the Insurance Licenses; and (iv) its Permits (other than the Insurance Licenses), except, with respect to clauses (i) - (iv), where noncompliance or default would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company has all Permits necessary for the ownership of its assets and Properties and to conduct its business (a “Material Permit”), and all such Material Permits are valid and in full force and effect, except where the failure by the Company to have any Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) To the Seller’s Knowledge, since January 1, 2003, the Company has not engaged in any corrupt business practices or price fixing, bid rigging or any other anticompetitive activity of any type.

(d) Since January 1, 2003 neither the Company nor its directors or officers, nor to the Seller’s Knowledge any Employees or agents, has (i) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (x) which could reasonably be expected to subject the Company, the Buyer or the business to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (y) the non-continuation of which has had or could reasonably be expected to have a Material Adverse Effect on the Company or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.12 Contracts.

(a) Schedule 3.12(a), contains a true and complete list of all of the following Contracts in effect or pursuant to which any party thereto has any obligations (excluding policies of insurance written by the Company, Plans and Company Insurance Policies which are the subject of Sections 3.16 and 3.18, respectively) to which the Company is a party:

(i) material partnership or joint venture Contracts;

(ii) Contracts containing any covenant of the Company not to compete with any Person or in any location or geographic area or any limitation or restriction on the ability of the Company to engage in any line of business or the manner in which Company conducts business;

(iii) Contracts relating to the borrowing of money, or the direct or indirect guaranty of any obligation for borrowed money by the Company, or Contracts to service the repayment of borrowed money or any other Liability in respect of indebtedness for borrowed money of any other Person;

(iv) lease, sublease, rental, licensing, use or similar Contracts with respect to Property providing for annual rental, license, or use payments or the guaranty of any such lease, sublease, rental, licensing or other Contracts;

(v) Contracts (A) for the purchase, acquisition, sale or disposition of any assets or Properties or the Shares or equity interests of the Company or any Person, other than in connection with the management of the Company’s investment portfolio in the Ordinary Course of Business, or (B) for the grant to any Person (excluding the Company) of any option or preferential rights to purchase any Shares, other equity interests, assets or Properties of the Company;

(vi) any Contract that provides for the indemnification of any officer, director, Employee or agent and any employment or other similar Contracts with any current officer, director, Employee or agent;

(vii) Reinsurance Contracts to which the Company is a party;

(viii) material agency, broker, selling, marketing or similar Contracts;

(ix) asset management agreements with any other Person;

(x) Contracts under which Persons provide material information, technology products or information technology services to the Company;

(xi) Contracts providing for indemnification of any special purpose vehicle or other financing entity, including off balance sheet entities;

(xii) Any contract providing for future payments that are conditioned on, or an event of default as a result of, a change of control of the Company or any similar event;

(xiii) other material Contracts not listed above.

(b) The Seller has heretofore delivered or made available to the Buyer true and complete copies of all of the Material Contracts whether or not listed on Schedule 3.12(a). Each of such Material Contracts is a valid and binding obligation of the Company and, to the Seller’s Knowledge, is a valid and binding obligation of any other Person party thereto, and is in full force and effect enforceable against the parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ right generally, general principles of equity and the discretion of courts in granting equitable remedies. Except as specified in Schedule 3.12(b), neither the Company nor, to the Seller’s Knowledge, any other Person party thereto, is in breach or violation of, or default under, any Material Contract whether or not listed on Schedule 3.12(a), except for such breaches, violations and defaults that have not had and could not reasonably be expected to have a Material Adverse Effect and, to the Knowledge of the Seller no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a violation or default of any Material Contract by the Company or any other party thereto or permit the termination, modification, cancellation or acceleration of performance of the obligations of the Company or any other party to the Material Contract.

3.13 Property and Assets.

(a) The Company does not own and has never owned any real Property and the Company has no leasehold interests in real Property.

(b) The Company has good title to, or valid and subsisting leasehold interests in, free of all Liens (other than Permitted Liens) all personal Property and other assets on its books and reflected in the Statutory Statements of the Company or in the Subsequent Period Financial Statements, as applicable, or acquired in the Ordinary Course of Business since December 31, 2007, which would have been required to be reflected in the balance sheets included therein, except for assets that have been disposed of in the Ordinary Course of Business since December 31, 2007 or otherwise in accordance with the terms of this Agreement.

(c) The Company has complied in all material respects with all applicable Environmental Laws. Other than Liabilities arising from insurance policies issued by the Company, the Company has no Liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment. To the Knowledge of the Seller, there have been no releases of any Materials of Environmental Concern into the environment at or from any parcel of real Property or any facility formerly owned, operated or controlled by the Company, or, to the Knowledge of the Seller, any other owner, operator or lessee of such Property or facility.

3.14 Insurance Licenses. Schedule 3.14 contains a true and complete list of all states in which the Company is licensed to engage in the business of insurance and the lines of authority for which it is licensed in each state. Subject to satisfaction of any minimum capital and surplus requirements, the licenses listed on Schedule 3.14 and the lines of authority will permit the Company to act as a licensed reinsurer with respect to the Reinsurance Business in each state where the Company is licensed for the Reinsurance Business following the Closing. The Seller has delivered or made available to the Buyer true and complete copies of licensing documentation for each such state (such licenses being herein called the “Insurance Licenses”). Except as set forth in Schedule 3.14, all such licenses are valid, unrestricted and in full force and effect.

3.15 Intellectual Property.

(a) Except as set forth in Schedule 3.15, the Company owns or possesses, or has valid, enforceable rights or licenses to use, the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, Internet domain names (including any registrations, licenses or rights relating to any of the foregoing), computer software, trade secrets, inventions and know-how that are necessary to carry on its business as presently conducted (each, an “Intellectual Property Right”) free and clear of all Liens (other than Permitted Liens and restrictions provided in an agreement, license or other arrangement listed in Schedule 3.15, except where the failure to so own or possess, or have licenses to use any Intellectual Property Right, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Seller has no Knowledge of any infringement by any Person of any Intellectual Property Right of the Company.

(b) All Intellectual Property Rights that have been licensed by or on behalf of the Company are being used substantially in accordance with the applicable license pursuant to which the Company has the right to use such Intellectual Property Rights, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Company. Schedule 3.15 lists each agreement, license or other arrangement relating to any licensed Intellectual Property Right, which if not licensed or available for use by the Company, could reasonably be expected to have a Material Adverse Effect on the Company or under which a one-time or periodic license fee of more than $50,000 was or shall be payable in the applicable licensing period.

(c) Schedule 3.15 contains a complete and accurate list of (A) registered and applied for patents, trademarks, service marks, copyrights, or domain names owned or licensed by the Company, in each case specifying the jurisdiction in which the applicable registration has been obtained or pending application has been filed, and, where applicable, the registration or application number therefore (B) material common law trademarks and service marks owned by the Company and other Intellectual Property Rights owned or licensed by the Company. Except as set forth in Schedule 3.15, as of the date hereof, there are no claims pending or, to the Knowledge of Seller, threatened, challenging the ownership, validity or enforceability of any Intellectual Property Right owned by the Company, except, in each case, for such claims that, if adversely determined, could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) To the Seller’s Knowledge, since January 1, 2003, the Company has not suffered a material security breach with respect to its data or systems requiring notification to Employees in connection with such Employees’ confidential information or to customers, except, in each case, for such security breaches that have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

Except as set forth in Schedule 3.15, since January 1, 2003, the Company has not received any written notice of any infringement of the rights of any third party with respect to any Intellectual Property Right that, if such infringement is determined to be unlawful, could reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of Seller, no use by the Company of any Intellectual Property Right owned by the Company (A) infringes any Intellectual Property Right of any Person, except to the extent that such infringement, if determined to be unlawful, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company or (B) requires any payment for the use of such Intellectual Property Right of any Person (except for payment of licensing or maintenance fees).

3.16 Employee Benefit Plans. The Seller represents that the Company does not currently sponsor, maintain, or contribute to, and has never sponsored, maintained or contributed to, any Plan. The Company has no Liabilities or obligations under any Plan. No event has occurred and no condition exists with respect to any Plan that would reasonably be expected to subject the Company to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other Applicable Laws.

3.17 Employee Relations. (i) The Company has no Employees and has not had any Employees since January 1, 2003; (ii) there is no labor strike, dispute, slowdown, stoppage or lockout pending or, threatened against the Company, and during the past twelve months there has not been any such action; (iii) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to Employees; (iv) within the last twelve months there has been no “mass layoff” or “plant closing” as defined by the WARN Act or any similar state or local “plant closing” law with respect to the Employees; (v) the Company has no Liabilities, obligations, costs, or expenses of any kind or nature attributable in any manner to any Employees and (iv) the Company is in material compliance with all federal, state or other Applicable Laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours of employment.

3.18 Insurance Policies. The Company is covered by (a) valid and effective insurance policies issued in favor of the Seller, an Affiliate of the Seller and/or the Company or (b) self insured plans that, in the judgment of the Seller, an Affiliate of the Seller and/or the Company or (b) self insured plans that, in the judgment of the Seller, are customary for a company of similar size in the industry and locale in which the Company operates. Schedule 3.18 sets forth a complete and accurate list of all insurance policies covering the business and operations of the Company issued in favor of an Affiliate of the Seller, the Seller and/or the Company (the “Company Insurance Policies”), specifying the type of coverage, the amount of coverage, the insurer, the policyholder, each covered loss-sharing arrangement, and all self insured plans covering the business and operations of the Company. Neither the Seller, the Company nor any Affiliate of the Seller (a) is in material default with respect to any of the Company Policies, (b) has received any written notice of a cancellation with respect to any of the Company Policies or (c) has been refused any insurance coverage sought or applied for with respect to the Company or its business. All premiums due and payable on any of the Company Policies or renewals thereof have been paid or will be paid timely through the Closing Date.

3.19 Tax Matters.

(a) The Company has filed (or joined in the filing of) when due (after taking into account all properly requested extensions) all Tax Returns required by Applicable Law to be filed with respect to the Company and all Taxes owed have been paid (whether or not shown, or required to be shown on any Tax Return);

(b) there is no Action currently pending or, to threatened, regarding any Taxes relating to the Company in respect of any Tax or assessment, nor is any written claims for additional Tax or assessment being asserted by any Taxing Authority;

(c) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company;

(d) the Company is not a party to any agreement other than with the Seller and its Affiliates, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

(e) none of the Tax Returns filed by the Company contain a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law);

(f) there are no Liens for Taxes upon any of the Company’s assets, other than Liens for Taxes not yet due and payable;

(g) there are no material elections with respect to Taxes affecting the Company, as of the date hereof;

(h) the Company is not subject to, nor has applied for any private letter ruling of the IRS or comparable rulings of any Taxing Authority;

(i) neither the Company nor any Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter;

(j) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable Period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (iv) installment sale or open transaction made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date;

(k) none of the Shares of outstanding capital stock of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code;

(l) no portion of the Purchase Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law;

(m) the Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income Tax purposes;

(n) the Company has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations and Section 341(f)(2) of the Code does not apply to any of the Company’s assets;

(o) the Company is not, and has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(p) the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(q) the Company has not (i) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (ii) participated or engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax law);

(r) the Company is not and has not been a party to a transaction or agreement that is in violation of the Tax rules on transfer pricing in any relevant jurisdiction and all transactions and agreements (whether written or oral) between the Company and any of its Affiliates have been conducted in an arm’s length manner; and

(s) no claim is pending or threatened by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.

3.20 Bank Accounts. Schedule 3.20 contains a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship.

3.21 Material Services Provided by Seller; Related Party Transactions.

(a) Except as set forth in Schedule 3.21, neither the Seller nor its Affiliates (other than the Company) provide any material services to the Company.

(b) Schedule 3.21 lists all Contracts, other than Reinsurance Contracts, in effect or pursuant to which any party thereto has material obligations, between the Company and any of the following Persons: (i) the Seller or any of its Affiliates and (ii) any director, officer or senior executive of the Seller, any Affiliate of the Seller or the Company.

3.22 No Brokers. Except as set forth in Schedule 3.22, no broker, finder or investment banker (an “Investment Broker”) acting on behalf of the Seller or the Company is or will be entitled to any brokerage, finder’s or other fee, compensation or commission from the Seller. No Person is or will be entitled to any brokerage, finder’s or other fee, compensation or commission from the Company in connection with the Contemplated Transactions.

3.23 Absence of Undisclosed Liabilities. To the Seller’s Knowledge, the Company has no Liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as disclosed or reserved against in the Statutory Statements of the Company, including the notes thereto, and (ii) for Liabilities or obligations that were incurred in the Ordinary Course of Business since December 31, 2007.

3.24 Insurance and Reinsurance Matters.

(a) The Seller has made available for inspection by the Buyer copies of: (i) each annual statement filed with or submitted to any insurance regulatory authority by the Company since December 31, 2002; (ii) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of the Company issued by any insurance regulatory authority since December 31, 2002; and (iii) all other material holding company filings or submissions made by the Company with any insurance regulatory authority since January 1, 2003. The Company has filed all material reports, registrations, filings and submissions required to be filed with any insurance regulatory authority since January 1, 2003. All such reports, registrations, filings and submissions were in compliance in all material respects with Applicable Law when filed or as amended or supplemented.

(b) To the Knowledge of the Seller, other than as contemplated in the Termination Endorsement, all Reinsurance Contracts of the Company reflected in the Statutory Statements of the Company are valid, binding and enforceable against any other party thereto, in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ right generally, general principles of equity and the discretion of courts in granting equitable remedies, are in full force and effect and transfer such risk as would be required for such treaties and agreements to be properly accounted for as reinsurance. Except as contemplated hereby, no such Reinsurance Contract contains any provision providing that the other party thereto may terminate or amend such Reinsurance Contract by reason of the Contemplated Transactions. The Company is entitled to take full credit in its financial statements pursuant to Applicable Laws for all reinsurance ceded pursuant to any Reinsurance Contract to which the Company is a party. The Company has complied in all material respects with all of its obligations under such Reinsurance Contracts and has provided the reinsurers thereunder on a timely basis with all required loss notices.

3.25 Investment Company, Etc. The Company is not required to be registered, licensed or qualified as, an investment adviser or a broker-dealer or as a commodity trading advisor, a commodity pool operator or a futures commission merchant or any or all of the foregoing. Neither the Company nor the Seller is an investment company within the meaning of the Investment Company Act of 1940, as amended.

3.26 Disclosure. To the Seller’s Knowledge, none of the representations and warranties contained in this Article III, or the Seller’s Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

3.27 Exclusion of Implied Representations and Warranties . EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THE SELLER EXCLUDES AND DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS AND WARRANTIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

4.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization, Validity and Enforceability. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the Contemplated Transactions by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of any of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

4.3 No Conflicts. Assuming compliance with the matters referred to in Section 4.4 below, the execution, delivery and performance by the Buyer of this Agreement and the consummation of the Contemplated Transactions do not and will not conflict with, result in any breach or violation of, or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), or give rise to any right of termination or acceleration of any right or obligation of the Buyer, or result in the creation or imposition of any Lien upon any assets or Properties of the Buyer by reason of the terms of (a) the certificate of incorporation, bylaws or other charter or organization documents of the Buyer; (b) any material Contract to which the Buyer is a party or by or to which it or its assets or Properties may be bound or subject; (c) assuming compliance with the matters set forth on Schedule 4.4, any applicable order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation of any Governmental Entity; or (d) any other Permit of the Buyer other than, in the case of (b), (c) or (d), any such conflict, breach, violation, default, right, obligation or Lien, that could not be reasonably be expected to have a Material Adverse Effect on the ability of the Buyer to execute and deliver this Agreement, to perform its obligations hereunder or to consummate the Contemplated Transactions.

4.4 Buyer Consents and Approvals. Except as set forth in Schedule 4.4, no Consent of any Governmental Entity or other Person is necessary to be obtained, made or given by the Buyer in connection with the execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation of the Contemplated Transactions, except for Consents which, if not obtained or made, could not be reasonably be expected to have a Material Adverse Effect on the ability of the Buyer to execute and deliver this Agreement, to perform its obligations hereunder or to consummate the Contemplated Transactions.

4.5 No Brokers. No Investment Broker acting on behalf of the Buyer is entitled to any brokerage, finder’s or other fee, compensation or commission from the Buyer in connection with the Contemplated Transactions.

4.6 Disclosure. None of the representations and warranties contained in this Article IV or the Buyer’s Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

4.7 Exclusion of Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE BUYER EXCLUDES AND DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS AND WARRANTIES.

ARTICLE V

COVENANTS

5.1 Conduct of Business.

(a) Except as set forth on Schedule 5.1 or any of the other Schedules hereto, or as otherwise contemplated by this Agreement or the Ancillary Agreements, or as consented to in writing by the Buyer, from the date hereof to and including the Closing Date, the Seller will cause the Company to conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all Applicable Law and the requirements of all Permits and Material Contracts (whether or not listed on Schedule 3.12(a)) and Reinsurance Contracts.

(b) Except as set forth in Schedule 5.1 or any of the other Schedules hereto, or as otherwise contemplated by this Agreement or the Ancillary Agreements from the date hereof to and including the Closing Date, the Seller will not, without the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned), permit the Company to directly or indirectly:

(i) amend or modify its certificate or articles of incorporation, bylaws or other charter or organization documents;

(ii) merge or consolidate or enter into a business combination with or acquire the business of any other Person or acquire, lease or license any right or other any Property or assets of any other Person;

(iii) other than in connection with the management of the Company’s investment portfolio in the Ordinary Course of Business, sell, pledge, lease, license or dispose of a material portion of any of its assets;

(iv) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract (whether or not listed on Schedule 3.12(a)), or amend or terminate, or, other than in the Ordinary Course of Business, waive or exercise any material right or remedy under, any such Material Contract;

(v) enter into, amend, terminate or otherwise restructure any Intercompany Agreements in a manner that would have a material adverse impact on the Company; provided, however, that the Buyer acknowledges and agrees that all services provided by the Seller and its Affiliates (other than the Company) shall cease as of the Closing except as provided in the Termination Endorsement;

(vi) split, combine, recapitalize, reverse stock split or reclassify any Shares of its capital stock or other securities, or declare, pay or set aside any sum for any dividend or other distribution (whether in cash, stock or Property, any combination thereof or otherwise) in respect of its capital stock, or redeem, purchase or otherwise acquire (or agree to redeem, purchase or otherwise acquire) any of its capital stock or any of its other securities or any rights, warrants or options to acquire any such capital stock or securities, unless after giving effect to such dividend, distribution, redemption, purchase or other acquisition, Policyholders’ Surplus shall be at least Seven Million Dollars ($7,000,000);

(vii) authorize, issue, sell, grant, dispose of, transfer, pledge or otherwise encumber any Shares of its capital stock, any of its equity interests, any other of its voting securities or any securities convertible into or exchangeable for, or any rights, warrants, call or options to acquire, any such Shares, equity interests, voting securities or convertible or exchangeable securities;

(viii) adopt a plan of complete or partial liquidation, dissolution, rehabilitation, merger, consolidation, restructuring, recapitalization, redomestication or other reorganization;

(ix) adopt a new Plan, amend any Plan or permit any Plan to enter into any material Contract, insurance arrangement or funding obligation to increase present or future benefits to Employees or the present or future cost of providing benefits to Employees;

(x) enter into or agree to any regulatory restrictions or arrangements;

(xi) adopt any Plan or enter into any employment agreement or employment contract or otherwise hire any Employee;

(xii) lend money to any Person or incur or guarantee any Debt;

(xiii) make, authorize or commit to any capital expenditures;

(xiv) settle or compromise any Action, other than (A) any claims or litigation under insurance policies issued by the Company in the Ordinary Course of Business within policy limits, (B) any claims or litigation for which the sole remedy is monetary damages in an amount less than $25,000, (C) as required by a final or non-appealable judgment of an arbitration panel or court, or (D) Regulatory Body Matters; provided, however, that if the settlement or compromise of any Regulatory Body Matter would require the Buyer or the Company to admit any Liability or pay Damages or other amounts in settlement, the Seller may not effect such settlement without the Buyer’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned);

(xv) make or change any material Tax election, enter into, amend, terminate or otherwise restructure any Intercompany Agreements relating to Taxes, change an annual accounting period, adopt or change any material accounting method, enter into any closing agreement, settle any Tax Claim, consent to any extension or waiver of the limitation period applicable to any material Tax Claim or assessment relating to the Company, if such election, adoption, change, consent or other action would have the effect of increasing the Tax Liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;

(xvi) enter into any new Contract or amend in any material respect, or terminate or non-renew any Material Contract except as provided under Section 5.3 hereof;

(xvii) make any change in its financial or statutory accounting methods, principles or practices used by it materially affecting its assets or Liabilities (including reserve methods, practices and policies in effect, except insofar as may be required by a change in law or applicable accounting principles);

(xviii) forfeit, abandon, amend, modify, waive or terminate any Insurance License;

(xix) enter into any material transaction or take any other material action outside the Ordinary Course of Business or as otherwise contemplated by this Agreement or the Ancillary Agreements; or

(xx) agree in writing to do any of the foregoing.

5.2 Access; Confidentiality.

(a) From the date hereof until the Closing, the Seller will, and will cause the Company and its representatives to (i) allow the Buyer and its officers, employees, counsel, accountants, actuaries, consultants and other authorized representatives (“Representatives”) to have reasonable access to the books, records, Tax Returns, financial statements, Contracts, work papers and other information and documents relating to the Company, assets, Properties, facilities, management and personnel of the Company at all reasonable times, upon reasonable notice and in a manner so as not to interfere with the normal operation of the business of the Company and (ii) cause the respective Representatives of the Seller and the Company to cooperate in good faith with the Buyer and its Representatives in connection with all such access.

(b) Each party hereto will hold, and will use reasonable best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliates or Representatives), except with the prior written consent of the other party or unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement, the other Ancillary Agreements, or any of the Contemplated Transactions by Governmental Entities) or by other requirements of Applicable Law or stock exchange regulation, or (ii) disclosed in an Action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement, the Ancillary Agreements, or any of the Contemplated Transactions, except to the extent that such documents or information can be shown to have been (a) previously known or available to (on a non-confidential basis) the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no violation of this provision by the receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation or duty to the party seeking to keep such documents and information confidential.

5.3 Intercompany Accounts; Intercompany Agreements. Except with respect to the Termination Endorsement, the Seller shall cause all agreements between the Company and any of its Affiliates, to be terminated without any further obligation or Liability of the Company and all intercompany accounts receivable or payable (whether or not currently due or payable) between (x) the Company, on the one hand, and (y) the Seller or any of its Affiliates, or any of the officers or directors of any of the Seller and any of its Affiliates, on the other hand, to be settled in full (without any premium or penalty), at or prior to the Closing.

5.4 Cooperation and Commercially Reasonable Efforts. Subject to the terms and conditions hereof, (a) each of the parties hereto shall cooperate with each other, and the Seller shall cause the Company to cooperate with the Buyer, in connection with consummating the Contemplated Transactions, and (b) each of the parties hereto agrees to, and the Seller shall cause the Company to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law and regulations to consummate and make effective the Contemplated Transactions.

5.5 Consents and Approvals and Licensing.

(a) As soon as practicable after the date hereof, but in no event more than twenty (20) days following the date hereof, each of the parties hereto shall use commercially reasonable efforts to obtain any necessary Consents of, and make any filing with or give any notice to, any Governmental Entities and other Persons (including, without limitation, Insurance Approvals) as are required to be obtained, made or given by such party to consummate the Contemplated Transactions. Each party shall pay all amounts required to be paid by it in connection with obtaining any Consents that it is required to obtain, including those set forth in Schedule 5.5(a). The Seller and the Buyer shall provide each other with a reasonable opportunity to review and comment upon submissions made to the Applicable Insurance Departments in connection with the Seller Insurance Approvals and the Buyer Insurance Approvals, respectively, and shall keep one another reasonably informed of developments relating to their efforts to obtain such Insurance Approvals. Prior to the Closing, the Seller will not enter into or agree to any regulatory restrictions or arrangements which, as a result would materially alter the Company’s licensing or regulatory status in any state without first obtaining the Buyer’s consent thereto, which consent may be granted or withheld by the Buyer in its sole discretion.

(b) The Seller will cause the Company to use commercially reasonable efforts prepare, file and prosecute applications to state insurance departments for certificates of authority so that the Company will be authorized to transact business in the lines of business and states indicated on Schedule 5.5(b).

5.6 Press Releases. Prior to the Closing, each party hereto shall consult with the other party hereto prior to issuing, and shall provide the other party with a reasonable, opportunity to review and comment upon, any press release pertaining to this Agreement or the Contemplated Transactions and, except as may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release prior to such consultation.

5.7 Records Retention, Accounting and Tax Support.

(a) From and after the Closing Date, upon reasonable notice, the Buyer and the Seller agree to furnish or cause to be furnished to each other and their Representatives, employees, counsel and accountants access, during normal business hours, to such information in a readily readable and accessible form (including Company Materials and Materials or other records pertinent to the Company); assistance and cooperation relating to the Company as is reasonably necessary for financial reporting, loss reporting and accounting matters, the preparation and filing of any Tax Returns, or the defense of any Tax Claim, Seller Third-Party Claim or assessment and to meet reporting requirements to any retrocessionaires or any Governmental Entities; provided, however, that such access and cooperation does not unreasonably disrupt the normal operations of the Buyer, the Seller or the Company. Such cooperation shall include, without limitation, making Employees (and, to the extent reasonably feasible, former Employees) reasonably available on a mutually convenient basis to provide information and explanations of such records and Materials. From and after the Closing Date, the Buyer hereby acknowledges that the Seller shall on behalf of the Company maintain and keep original copies of, all Company Materials, Materials and such other books and records of the Company, including such books and records necessary and pertinent to the Company for financial reporting and accounting purposes, the preparation and filing of any Tax Returns for a Pre-Closing Taxable Period, or the defense of any Tax Claim related to a Pre-Closing Taxable Period, Seller Third-Party Claim or assessment, to the extent such Company Materials, Materials, books and records relate to any date or period prior to the Closing Date (the “Company Books and Records”). The Seller acknowledges that, notwithstanding its maintenance and possession of the Company Books and Records, all such Company Books and Records remain the sole property of the Company. The Buyer shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy and to remove from the Seller’s possession the original copies of such Company Books and Records; provided that, if any of such Company Books and Records are reasonably necessary for the Seller to perform its obligations under the Termination Endorsement, Seller may retain copies of such Company Books and Records. Before the Seller may dispose of any of the Company Books and Records, the Seller shall give the Buyer at least ninety (90) days’ prior written notice of its intention to dispose of such Company Books and Records and the Buyer or its designee shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such Company Books and Records as the Buyer may elect. From and after the Closing Date, the Buyer shall cause the Company to preserve, maintain and keep, or cause to be preserved, maintained and kept, in a readily readable and accessible form, all Company Books and Records and Materials and all original books and records of the Company that do not constitute Company Books and Records, including all books and records necessary and pertinent to the Company for financial reporting and accounting purposes, the preparation and filing of any Tax Returns, or the defense of any Tax Claim, Seller Third-Party Claim or assessment (the “Buyer’s Books and Records”) for the longer of any statute of limitations applicable to any such matters and a period of seven (7) years from the Closing Date. During such seven-year or longer period, the Seller and its Representatives shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such Buyer Books and Records. After such seven-year or longer period, the Company may dispose of any of such Buyer Books and Records.

(b) The Seller agrees (i) to keep confidential all of the Company Books and Records, (ii) not to use any information contained in the Company Books and Records, except in connection with the transactions contemplated by and services to be provided by Seller pursuant to the Termination Endorsement or for tax, accounting, regulatory, contract compliance or legal-related purposes and (iii) not reveal or disclose the Company Information to any Person other than its Representatives who need to know the Company Information for purposes of the transactions contemplated by the Termination Endorsement and providing the services to be provided by the Seller pursuant to the Termination Endorsement or for tax, accounting, regulatory, contract-compliance or other legal-related purposes; it being understood that all such Persons will be informed of the confidential nature of the Company Information and the terms of this Section 5.7. As used herein, “Company Information” shall mean all non-public, confidential information contained in the Company Books and Records or relating to the Company or the Buyer’s Affiliates, their business, financial condition or insureds, whether oral or written, whether in possession of the Seller or any Representative as of the Closing Date or obtained, developed or disclosed by insureds or their Representatives at any time. The term “Company Information” does not include any information which at the time of disclosure to the Seller or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the Seller or any of its Representatives). The Seller may disclose Company Information if required to by Applicable Law.

5.8 Tax Matters.

(a) The Seller shall cause the Company to be included in the consolidated federal income Tax Returns of the Seller or an Affiliate of the Seller for all periods for which it is eligible to be so included, including, without limitation, the period from January 1, 2008 to the Closing Date, and in any other required state, local and foreign consolidated, affiliated, combined, unitary or other similar group Tax Returns that include the Seller or any such Affiliate of the Seller for all Taxable Periods ending on or prior to the Closing Date for which any of them are required to be so included. The Seller shall (A) timely prepare and file all such Tax Returns and timely pay when due all Taxes relating to such Tax Returns and (B) timely prepare and file, or cause to be prepared and filed, all other Tax Returns of the Company for all Taxable periods ending on or prior to the Closing Date and timely pay, or cause to be paid, when due all Taxes relating to such Tax Returns. Prior to the filing of any Tax Return described in the preceding sentence that was not filed before the Closing Date, the Seller shall provide the Buyer with a substantially final draft of such Tax Return (or, with respect to Tax Returns described in clause (A) above, the portion of such draft Tax Return that relates to the Company) at least fifteen (15) Business Days prior to the due date for filing such Tax Return, and the Buyer shall have the right to review such Tax Return prior to the filing of such Tax Return. The Buyer shall notify the Seller of any reasonable objections the Buyer may have to any items set forth in such draft Tax Returns within fifteen (15) Business Days, and the Buyer and the Seller agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Seller, the Company with respect to Tax Returns concerning the income, assets, Properties or operations of the Company (including elections and accounting methods and conventions), except as otherwise required by law or regulation or otherwise agreed to by the Buyer prior to the filing thereof.

(b) Any Taxes with respect to the Company that relate to a Taxable Period beginning before the Closing Date and ending after the Closing Date (an “Overlap Period”) shall be apportioned between the Seller and the Buyer, (i) in the case of Property Taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts), on a per diem basis and, (ii) in the case of other Taxes, as determined from the books and records of the Company during the portion of such period ending on the Closing Date (i.e., Seller’s portion) and the portion of such period beginning on the day following the Closing Date (i.e., Buyer’s portion) consistent with the past practices of the Seller and the Company. The Buyer shall cause the Company to file any Tax Returns for any Overlap Period, and the Buyer shall pay, or cause to be paid, all state, local or foreign Taxes shown as due on any such Tax Returns. The Seller shall pay the Buyer its share of any such Taxes (to the extent the Seller is liable therefor in accordance with this Section 5.8(b) due pursuant to the filing of any such Tax Returns under the provisions of this Section 5.8(b) within five (5) Business Days of receipt of notice of such filing by the Buyer, which notice shall set forth in reasonable detail the calculations regarding the Seller’s share of such Taxes.

(c) (i) If the Company or any consolidated, affiliated, combined, unitary or other similar Tax group of which the Company is now or was formerly a member has any reduction in Tax Liability by reason of an adjustment with respect to a Pre-Closing Taxable Period and such adjustment has the effect of decreasing deductions or credits, or increasing income, for any Taxable Period (or portion thereof) (including an Overlap Period) ending after the Closing Date, then the Seller shall pay to the Buyer an amount equal to the detrimental Tax effect attributable to such decreased deductions or credits, or increased income, as and when the Company or any consolidated, affiliated, combined, unitary or other similar Tax group of which the Company or may be a member actually suffers such detriment. Conversely, if the Company or any consolidated, affiliated, combined, unitary or other similar Tax group of which the Company is now or was formerly a member has any increase in Tax Liability by reason of an adjustment with respect to a Pre-Closing Taxable Period and such adjustment has the effect of increasing deductions or credits, or decreasing income, for any Taxable Period (or portion thereof) (including an Overlap Period) ending after the Closing Date, then the Buyer shall pay to the Seller an amount equal to the beneficial Tax effect attributable to such increased deductions or credits, or decreased income, as and when the Company or any consolidated, affiliated, combined, unitary or other similar Tax group of which the Company or may be a member actually incurs such benefit.

(ii) Any credit, deduction loss or other Tax attribute of the Buyer, the Company or their Affiliates arising in any Taxable Period (or position thereof) beginning after the Closing Date is required to be carried back and included in any Tax Return of the Seller, or any Affiliate of the Seller (including the Company), for any Pre-Closing Taxable Period, then the Seller shall pay to the Buyer an amount equal to the actual Tax savings produced by such credit, deduction or loss; provided, however, that the Seller or such Affiliate shall not be required to file any claim for refund of any Tax for the benefit of the Buyer, the Company or their Affiliates unless the Buyer so requests in writing and agrees to pay the reasonable expenses related to the claim for refund. Conversely, if any income, gain or other Tax attribute of the Buyer, the Company or their Affiliates arising in any Taxable Period (or position thereof) beginning after the Closing Date is required to be carried back and included in any Tax Return of the Seller, or any Affiliate of the Seller (including the Company), for any Pre-Closing Taxable Period, then the Buyer shall pay to the Seller an amount equal to the actual Tax Liability produced by such income or gain; additionally, with respect to any obligation to file said amended Tax Return, the Seller or such Affiliate shall (i) provide the Buyer with a reasonable opportunity to review and comment upon the amended Tax Return prior to filing, and (ii) pay the reasonable expenses related to the filing of said amended Tax Return.

(d) Neither the Seller nor any Affiliate of the Seller shall, without the prior written consent of the Buyer, file, or cause to be filed, any amended Tax Return or claim for Tax refund, with respect to the Company for any Pre-Closing Taxable Period, to the extent that any such filing may affect the Tax Liability of the Buyer, any of its Affiliates or the Company for any Taxable Period (or position thereof) beginning after the Closing Date (including, but not limited to, the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards).

(e) Any and all existing Tax sharing, allocation, compensation or like agreements or arrangements, whether or not written, that include the Company, including, without limitation, any arrangement by which the Company makes compensating payments to each other or any other member of any affiliated, consolidated, combined, unitary or other similar Tax group for the use of certain Tax attributes, shall be terminated on or prior to the Closing Date (pursuant to a writing executed on or before the Closing Date by all parties concerned) and shall have no further force or effect. All Liabilities of the Company to the Seller or any Affiliate of the Seller (for Taxes or otherwise pursuant to such agreements or arrangements) shall be canceled on or prior to the Closing Date. Any and all powers of attorney relating to Tax matters concerning the Company shall be terminated as to the Company on or prior to the Closing Date and shall have no further force or effect.

(f) After the Closing Date, the Buyer and the Seller shall provide each other, and the Buyer shall cause the Company to provide the Seller, with such cooperation and information relating to the Company as either party reasonably may request in (A) filing any Tax Return, amended Tax Return or claim for refund, (B) determining any Tax Liability or a right to refund of Taxes, (C) conducting or defending any audit or other proceeding in respect of Taxes or (D) effectuating the terms of this Agreement. The parties shall retain, and the Buyer shall cause the Company to retain, all returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) of the Taxable Periods to which such Tax Returns and other documents relate and, unless such Tax Returns and other documents are offered and delivered to the Seller or the Buyer, as applicable, until the final determination of any Tax in respect of such Taxable Periods. Any information obtained under this Section 5.8 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return, amended Tax Return, or claim for refund, determining any Tax Liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither the Seller nor the Buyer, nor any of their Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 5.8(f).

(g) The Seller shall be entitled to all Tax refunds of the Company for any Pre-Closing Taxable Period except for Tax refunds attributable to carrybacks from Taxable Periods (or portions thereof) beginning after the Closing Date. If the Buyer or the Company receives any Tax refund to which the Seller is entitled pursuant to this Section 5.8(g), the Buyer will promptly pay (or cause the Company to pay) the amount of such Tax refund to the Seller net of the reasonable costs to the Buyer, the Company and their Affiliates with respect to such Tax including any increase in Taxes owed by the Buyer, the Company or their Affiliates as a result of the receipt of such Tax refund. In the event that any such Tax refund is subsequently disallowed in whole or part by any Tax Authority, the Seller shall promptly return any such amounts to the Buyer or the Company.

5.9 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be shared equally by the Buyer and the Seller when due. The Buyer and the Seller will, to the extent require by Applicable Law, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

5.10 Tax Indemnification.

(a) Except for Taxes specifically reserved for on the Closing Surplus Statement (it being understood that the aggregate amount of such reserves for Taxes on the Closing Surplus Statement shall reduce, to the extent of such reserves, the indemnification obligations of the Seller hereunder) and that are taken into account in determining the final Purchase Price, the Seller, shall indemnify the Buyer for the amount of all Damages attributable to (A) Liabilities of the Company: (v) for Taxes attributable to Taxable Periods (or portions thereof) ending on or before the Closing Date; (w) for Taxes allocable to Taxable Periods (or portions thereof) beginning after the Closing Date that arise out of a Tax Contest for a Taxable Period beginning prior to the Closing Date and are attributable to a decrease in income or a gain, or an increase in deduction, loss or credit for a Taxable Period ending on or prior to the Closing Date; and (x) arising from breach of representations or warranties set forth in Section 3.19 and covenants in Section 5.8 hereof, and (B) the Seller’s obligation to pay Transfer Taxes as determined pursuant to Section 5.9. The Seller’s indemnification obligations under this Section 5.10 are referred to herein as the “Tax Indemnity”.

(b) For purposes of this Section 5.10 and the calculation of any indemnity payable or amount recoverable under this Agreement, any interest, penalties or additions to Tax accruing before or after the Closing Date with respect to a Liability for Taxes for which the Buyer is entitled to recover from the Seller shall be deemed to be attributable to a Tax period with respect to which the Sellers is required to indemnify the Buyer.

5.11 Interim Financial Statements; 2008 Annual Statement.

(a) After the date hereof until the date that is five (5) Business Days prior to the anticipated Closing Date, the Seller shall within five (5) Business Days after the filing of such items with the Domiciliary Insurance Department, deliver to the Buyer the SAP financial statements of the Company as of the end of such quarter and for the period then ended (which shall be unaudited) (such financial statements, the “Subsequent Period Financial Statement”). The Subsequent Period Financial Statements shall be prepared in all material respects in accordance with SAP and in a manner consistent with the Company’s historical accounting practices and shall present fairly in all material respects the financial position of the Company, as of the date thereof, and the results of its operations for the applicable period then ended (subject, for any Subsequent Period Financial Statement as of any date other than December 31, 2008, to normal recurring year-end adjustments).

(b) Following the Closing Date, unless filed prior thereto, the Seller will prepare and deliver to the Buyer in the format required for the applicable filing and on a timely basis in accordance with SAP, consistently applied, and the Applicable Insurance Code, (i) all annual and quarterly SAP financial statements of the Company as of the end of all quarters and for periods ending on or prior to the Closing Date, and (ii) if the Closing shall not have occurred on or prior to December 31, 2008, the audited financial statements of the Company for the year ended December 31, 2008, which SAP financial statements and audited financial statement shall present fairly in all material respects in accordance with SAP of the Domiciliary Insurance Department, and the Applicable Insurance Code and the statutory financial position and results of operations of the Company, for the year or quarter then ended. Prior to completing such annual statement or audited financial statements the Seller shall provide the Buyer with a draft thereof and provide the Buyer with a reasonable opportunity to consult with the Seller and its accounting personnel and, in the case of the audited financial statements, its auditor as to same. The Buyer agrees to cause the Company and its officers, upon reasonable advance written request by the Seller, to cooperate with the auditors preparing such audited financial statements.

(c) Following the Closing Date, the Seller shall provide to the Buyer, or cause its Affiliates to provide, such cooperation and information relating to the operations and financial condition of the Company prior to Closing as the Buyer may reasonably request to prepare SAP financial statements and audited financial statements required under the Applicable Insurance Code for periods ending after the Closing Date through the period ended December 31, 2009. Such cooperation shall include making employees of the Seller or its Affiliates with knowledge of such matters available to the Buyer upon reasonable notice and allowing the Buyer to inspect and copy documents in the possession of the Seller or its Affiliates relating to the operations and financial condition of the Company prior to Closing necessary for the Buyer to prepare the SAP financial statements or audited financial statements for periods ending after the Closing Date through the period ended December 31, 2009.

5.12 Reduction in Purchase Price. A portion of the Purchase Price of the Shares will be reimbursed to the Buyer by the Seller on the 120th day following the Closing Date if any of the Insurance Licenses listed on Schedule 3.14 are revoked, cancelled, suspended, terminated or restricted on or after the date hereof but prior to the 120th day following the Closing Date for reasons principally attributable to the operations or activities of the Company prior to the Closing. The amount of any Purchase Price adjustment pursuant to this Section 5.12 will be One Hundred Thousand Dollars ($100,000) per state in which any Insurance Licenses is revoked, cancelled, suspended, terminated or restricted.

5.13 Updating of Schedules. From the date hereof until the Closing Date, the Seller shall have the continuing obligation to supplement or amend the Schedules with respect to any matter hereafter arising or discovered of which they become aware and which, if existing or known at the date of this Agreement, would have been required to be set forth in the Disclosure Schedules; provided, however, that no such supplement or amendment shall affect any of the Buyer’s rights to indemnification or with respect to the failure of any condition to Closing resulting from the matters disclosed in any such amendment or supplement; provided further, however, that in the event the Closing shall occur notwithstanding such supplement or amendment, the Buyer shall not be entitled to seek indemnification with respect to the failure of any condition to Closing resulting directly from the matters expressly disclosed in any such amendment or supplement.

5.14 Change of Name. Within two (2) Business Days following the Closing, the Buyer shall cause the Company to file with the Missouri Department of Insurance all documents necessary to change the Company’s name to a name that does not include the word “GMAC” or any variation thereof. Within ten (10) days of receiving the approval of the Missouri Department of Insurance of the change of name of the Company, the Buyer shall cause the Company to file with the insurance department in each other jurisdiction in which the Company is licensed all documents necessary to reflect such change of name. After the Closing, and for so long as the Buyer or one of its Affiliates shall control the Company, the Buyer will cause the Company not to use any letterhead, catalogues, brochures, advertising, promotional or other materials which bear any trademark, service mark, trade name or service name of the Seller or its Affiliates or the name “GMAC” or any variation thereof, or which in any way incorrectly identify, or suggest, that the Company is an Affiliate of the Seller or any of its Affiliates; provided that the Buyer, for a reasonable period of time following the Closing, may use the prior name of Company in order to inform Governmental Entities, and other third parties that the Company has been acquired by the Buyer and that its name has changed or is in the process of being changed.

5.15 NAIC Group Code. Promptly following the Closing, the Buyer shall cause the Company to apply for and receive a new NAIC Group Code number, along with any similar identification numbers required by state insurance departments or other state or federal governmental authorities, including the employer identification number for federal tax purposes.

5.16 Ancillary Agreements. Following the Closing Date, the Buyer shall use commercially reasonable efforts to cause its Affiliates and the Company to comply with the Ancillary Agreements.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to the Obligation of the Buyer to Close. The obligation of the Buyer to purchase the Shares at the Closing shall be subject to the satisfaction of the following conditions at or prior to the Closing (unless waived by the Buyer):

(a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent in either case that any such representations or warranties speak as of another date, in which case such representations and warranties shall be true and correct in all material respects at and as of the date specified therein); provided, however, that any representation or warranty that is qualified as to materiality or a Material Adverse Effect shall be true and correct in all respects. The Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Seller on or prior to the Closing Date.

(b) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by the Seller or the Affiliate of the Seller party thereto and each of the Ancillary Agreements shall be in full force and effect.

(c) Insurance Licenses. Each of the Company’s Insurance Licenses listed on Schedule 3.14 shall remain in effect as of the Closing Date, with no adverse change in the status thereof as compared to the date hereof and the Company shall be authorized to transact business in the lines and states indicated on Schedule 5.5(b).

(d) Approvals. All Permits, orders, approvals and Consents of, and notices to, registrations and filings with the Applicable Insurance Departments, or any other applicable insurance regulatory authority, which are set forth on Schedule 3.4 and required in connection with the consummation of this Agreement or any Ancillary Agreement shall have been obtained.

(e) No Proceedings. No injunction, order, decree or judgment shall have been issued by any Governmental Entity of competent jurisdiction and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the purchase and sale of the Shares or the consummation of the Contemplated Transactions or by the Ancillary Agreements. There shall not be pending or threatened any Action involving or relating to the Company seeking to restrain or prohibit the consummation of the purchase and sale of the Shares or the consummation of the Contemplated Transactions or by the Ancillary Agreements

(f) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect.

(g) Closing Deliveries. The Seller shall have delivered to the Buyer the items required pursuant to Section 2.3(a).

6.2 Conditions to the Obligation of the Seller to Close. The obligations of the Seller to sell the Shares at the Closing shall be subject to the satisfaction of the following conditions at or prior to the Closing (unless waived by the Seller):

(a) Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent in either case that any such representations or warranties speak as of another date, in which case such representations and warranties shall be true and correct in all material respects at and as of the date specified therein); provided, however, that any representation or warranty that is qualified as to materiality or a Material Adverse Effect on the Buyer shall be true and correct in all respects. The Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Buyer on or prior to the Closing Date.

(b) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by the Company and such Ancillary Agreements shall be in full force and effect.

(c) Approvals. All permits, orders, approvals and Consents of, and notices to, registrations and filings with the Applicable Insurance Departments, or any other applicable insurance regulatory authority, which are set forth on Schedule 4.4 and required in connection with the consummation of this Agreement or any Ancillary Agreement.

(d) No Proceedings. No injunction, order, decree or judgment shall have been issued by any Governmental Entity of competent jurisdiction and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the purchase and sale of the Shares. No Action before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity which seeks to prevent or delay the consummation of the purchase and sale of the Shares.

(e) Closing Deliveries. The Buyer shall have delivered to the Seller the items required pursuant to Section 2.3(b).

6.3 Waiver of Closing Conditions.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.4 Frustration of Closing Conditions. Neither the Buyer nor the Seller may rely on the failure of any condition set forth in Section 6.1 or 6.2, respectively, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur.

ARTICLE VII

SURVIVAL, INDEMNIFICATION

7.1 Survival of Representations and Warranties, Covenants and Agreements.

(a) The representations and warranties of the Seller contained in this Agreement shall survive the Closing hereunder for a period of eighteen (18) months, except that (i) Section 3.1 (Organization of the Seller), Section 3.2 (Authorization, Validity and Enforceability), Section 3.3 (No Conflicts), Section 3.5 (Organization and Qualification of the Company; No Subsidiaries), Section 3.6 (Capitalization of the Company), Section 3.7 (Title to Shares), Section 3.13(c) (Environmental Matters), and Section 3.22 (No Brokers), which shall survive indefinitely, and Section 3.19 (Tax Matters), which shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

(b) Any covenants or agreements of the Seller to be performed after the Closing, shall survive for one (1) year after the date on which such post-Closing covenant or agreement was required to have been performed.

(c) The representations and warranties of the Buyer contained in this Agreement shall survive the Closing hereunder for a period of eighteen (18) months, except that the representations and warranties set forth in Section 4.1 (Organization of the Buyer), Section 4.2 (Authorization, Validity and Enforceability), Section 4.3 (No Conflicts) and Section 4.5 (No Brokers), shall survive indefinitely.

(d) Any covenants or agreements to be performed by the Buyer after the Closing Date, shall survive for one (1) year after the date on which such post-Closing covenant or agreement was required to have been performed.

7.2 Indemnification.

(a) Subject to the provisions of this Agreement, the Seller agrees to indemnify and hold the Buyer and its Affiliates (including the Company following the Closing Date), predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all Damages resulting from or relating to:

(i) A breach by the Seller or any of its Affiliates of any surviving representation or warranty made by the Seller or any such Affiliate in this Agreement;

(ii) A breach by the Seller or any of its Affiliates of any covenant or agreement of the Seller or any such Affiliate in this Agreement and to be performed post-Closing;

(iii) The conduct of the Seller or any of its Affiliates of the business of the Company prior to the Closing Date; and

(iv) Liabilities of the Company arising from the operation or conduct of the Company prior to Closing not disclosed or reserved against in the Statutory Statements of the Company.

(b) Subject to the provisions of this Agreement, the Buyer agrees to indemnify and hold the Seller and its Affiliates, predecessors, successors and assigns (and their respective officers, directors, Employees and agents) harmless from and against and in respect of all Damages, resulting from or relating to:

(i) A breach by the Buyer or any of its Affiliates of any surviving representation or warranty made by the Buyer or any such Affiliate in this Agreement; and

(ii) A breach by the Buyer or any of its Affiliates of any covenant or agreement of the Buyer or any such Affiliate in this Agreement and to be performed post-Closing; and

(iii) The conduct of the Buyer or any of any of its Affiliates of the business of the Company from and after the Closing Date.

(c) For purposes of calculating the amount of Damages incurred arising out of or relating to any breach of a representation or warranty by the Seller, the references to knowledge (but not for purposes of determining if a breach shall have occurred), Material Adverse Effect or other materiality qualifications shall be disregarded.

7.3 Limitations.

(a) Anything contained in this Agreement to the contrary notwithstanding, (i) the Buyer (on behalf of itself and any of its Affiliates including the Company post-Closing) shall not make any claim for indemnification pursuant to Section 7.2(a)(i) until the aggregate amount of all such claims exceeds One Hundred Thousand Dollars ($100,000) (the “Threshold”) and if the Threshold is exceeded, the Seller shall be required to pay only those amounts in excess of the Threshold up to the Maximum Indemnification Amount, and (ii) the Seller shall not be required to make indemnification payments for any claim for indemnification pursuant to Section 7.2(a)(i) to the extent indemnification payments would exceed in the aggregate twenty percent (20%) of the Purchase Price less the amount of the Policyholders’ Surplus (as adjusted pursuant to Section 2.4 and Section 5.12) (the “Maximum Indemnification Amount”); provided, however, the Seller’s obligation and Liability for any and all breaches of the representations and warranties set forth in Section 3.2 (Authorization, Validity and Enforceability), Section 3.3 (No Conflicts), Section 3.5 (Organization and Qualification of the Company; No Subsidiaries), Section 3.6 (Capitalization of the Company), Section 3.7 (Title to Shares), Section 3.19 (Tax Matters), and Section 3.22 (No Brokers) shall not be subject to the Threshold and shall not count toward determining whether the Threshold or the Maximum Indemnification Amount has been reached. In determining the amount to which the Buyer is entitled to assert a claim for indemnification pursuant to this Article VII, only actual Damages net of all Tax benefits actually realized by the Buyer in the year of receipt of any indemnity payment shall be included. The Seller and the Buyer acknowledge and agree that any event, transaction, circumstance, or Liability, whether contingent or accrued, for which adequate reserves by the Company have been established on as of the Closing Date, shall not be used at any time as the basis of any claim for indemnification under this Article VII, or considered in any way in determining whether the Threshold or the Maximum Indemnification Amount has been reached. In addition, in connection with an alleged breach of the Seller’s representations, warranties and covenants under this Agreement, the Buyer’s Damages shall be net of all reserves established by the Company as of the Closing Date in connection with the particular item or contingency in dispute.

(b) The obligation of the Seller to indemnify the Buyer under Section 7.2(a) above shall expire, with respect to any representation, warranty, covenant or agreement of the Seller, on the date on which the survival of such representation, warranty, covenant or agreement shall expire in accordance with Section 7.1 above, except with respect to any written claims for indemnification which the Buyer has delivered to the Seller prior to such date.

(c) The obligation of the Buyer to indemnify the Seller under Section 7.2(b) above shall expire, with respect to any representation, warranty, covenant or agreement of the Buyer, on the date on which the survival of such representation, warranty, covenant or agreement shall expire in accordance with Section 7.1 above, except with respect to written claims for indemnification which the Seller has delivered to the Buyer prior to such date.

(d) Promptly after receipt by an indemnified party under this Article VII hereof of notice of any claim or the commencement of any Action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Article VII hereof, notify the indemnifying party in writing of the claim or the commencement of that Action stating in reasonable detail the nature and basis of such claim and a good faith estimate of the amount thereof, provided that the failure to notify the indemnifying party shall not relieve it from any Liability which it may have to the indemnified party unless and only to the extent such failure materially and adversely prejudices the ability of the indemnifying party to defend against or mitigate Damages arising out of such claim. If any claim shall be brought against an indemnified party, it shall notify the indemnifying party thereof and the indemnifying party shall be entitled to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and to settle and compromise any such claim or Action; provided, however, that the indemnifying party shall not agree or consent to the application of any equitable relief upon the indemnified party without its written consent. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or Action, the indemnifying party shall not be liable for other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if the indemnifying party elects not to assume such defense, the indemnified party may retain counsel satisfactory to it and to defend, compromise or settle such claim on behalf of and for the account and risk of the indemnifying party, and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefore are received; and, provided, further, that the indemnified party shall not consent to entry of any judgment or enter into any settlement or compromise without the written consent of the indemnifying party which consent shall not be unreasonably withheld. The Buyer and the Seller each agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding. The indemnified party shall also have the right to select its own counsel, at its own expense, to represent the indemnified party and to participate in the defense of such claim, as applicable.

7.4 Remedies Exclusive. Except as otherwise specifically provided in this Agreement or the Ancillary Agreements, the remedies provided in this Article VII shall be the exclusive remedies of the parties hereto from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein. The provisions of this Article VII shall apply to claims for indemnification asserted as between the parties hereto as well as to third-party claims.

7.5 Mitigation. The parties shall cooperate with each other with respect to resolving any indemnifiable claim, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability. Each party shall use commercially reasonable efforts to address any claims or Liabilities that may provide a basis for an indemnifiable claim such that each party shall respond to any claims or Liabilities in the same manner it would respond to such claims or Liabilities in the absence of the indemnification provisions of this Agreement.

7.6 Treatment of Payments. All payments made pursuant to this Article VII shall be treated as an adjustment to the Purchase Price.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing:

(a) by either the Buyer, on the one hand, or by the Seller, on the other hand, upon written notice to the other if, without fault of the terminating party, the Closing shall not have occurred on or before March 31, 2009; provided, however, that if all conditions to the obligations of the Buyer, on the one hand, and the Seller, on the other hand, to consummate the Closing (as set forth in Article VI hereof), other than obtaining the Insurance Approvals, have then been satisfied, and the Buyer and/or the Seller are diligently seeking to obtain such outstanding Insurance Approvals, then the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party hereto, and the obligations hereunder of the parties hereto shall be extended, until September 30, 2009;

(b) at any time by mutual agreement in writing of the parties hereto;

(c) by the Buyer if the Seller has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 6.1(a) hereof would not be satisfied as of any date following the date of this Agreement; provided, however, that the Buyer may not terminate this Agreement pursuant to this Section 8.1(c) unless any such breach has not been cured within sixty (60) days after written notice thereof by the Buyer to the Seller informing the Seller of such breach;

(d) by the Seller if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied as of any date following the date of this Agreement; provided, however, that the Seller may not terminate this Agreement pursuant to this Section 8.1(d) unless any such breach has not been cured within sixty (60) days after written notice thereof by the Seller to the Buyer informing the Buyer of such breach; or

(e) by the Seller or the Buyer if: (i) there shall be a final, non-appealable order of a federal, state or foreign court in effect preventing consummation of the Contemplated Transactions; or (ii) there shall be any final action taken, or any final statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Contemplated Transactions by any Governmental Entity that would make consummation of the Contemplated Transactions illegal; provided, however, that the right to terminate this Agreement under Section 8.1(a), (b), (c), (d) or (e) shall not be available to any party if it is then in breach in any material respect of any provision or any obligation under this Agreement.

8.2 Effect of Termination. Except as provided in the following sentence, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any Liability or obligation to any other party hereto in respect of this Agreement, except that the provisions of Section 5.2 (Access; Confidentiality), Section 5.6 (Press Releases), Article IX (Miscellaneous) and this Section 8.2 shall survive any such termination. Nothing herein shall relieve any party from Liability for any breach of any of its covenants or agreements or willful breach of its representations or warranties contained in this Agreement prior to termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

9.2 Entire Agreement. This Agreement and the Ancillary Agreements (including the documents referred to herein and therein) and the Disclosure Schedules and Exhibits hereto constitute the entire agreement among the parties with respect to the subject matter hereof and there are no other understandings, agreements, or representations by or among the parties, written or oral, related in any way to the subject matter hereof.

9.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

9.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

9.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the Buyer shall be addressed to:

c/o Maiden Holdings, Ltd.
48 Par-la-Ville Road, Suite 1141
Hamilton HM 11
Bermuda
Attn: Ben Turin

Facsimile No.: 441-292-0471

E-mail: bturin@maiden.bm

with copies to:

Edwards Angell Palmer & Dodge LLP
750 Lexington Avenue
New York, NY 10022
Attention: Geoffrey Etherington
Facsimile No.: 212-308-4844
Email: getherington@eapdlaw.com

or at such other address and to the attention of such other Person as the Seller may designate by written notice to the Buyer. Notices to the Seller shall be addressed to:

GMACI Holdings, LLC
300 Galleria Officentre, Suite 201
M/C: 480-300-200
Southfield, MI 48034-4700
Attn: John J. Dunn, Jr.
Facsimile No.: (248-263-7393)
Email: john.j.dunn@gmacfs.com

with copies to:

General Counsel
GMACI Holdings, LLC
300 Galleria Officentre, Suite 201
M/C: 480-300-221
Southfield, MI 48034-4700
Attn: Joseph L. Falik
Facsimile No.: (248-263-4051)
Email: joseph.l.falik@gm.com

or at such other address and to the attention of such other Person as the Buyer may designate by written notice to the Seller.

9.7 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Subject to Section 9.8, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York, sitting in New York, New York, or, if such court does not have jurisdiction, the Supreme Court of the State of New York, County of New York for purposes of enforcing this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party agrees that service of process on such party by written notice as provided in Section 9.6 shall be deemed effective service of process on such party.

(c) Subject to Section 9.8, each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. The waivers in Section 9.7(b) and in this Section 9.7(c) have been made with the advice of counsel and with a full understanding of the legal consequences thereof and shall survive the termination of this Agreement.

9.8 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or any other Ancillary Agreement, or the breach thereof, shall be resolved in the manner provided in Section 10.8 of the GMAC Re SPA.

9.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.11 Expenses. Except as otherwise provided herein, whether or not the Contemplated Transactions are consummated, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions.

9.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.13 Incorporation of Exhibits and Disclosure Schedules and Confidentiality Agreement. The Exhibits, and Disclosure Schedules and Confidentiality Agreement identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

MAIDEN HOLDINGS NORTH AMERICA, LTD.

By: _______________________
Name:
Title:

MOTORS INSURANCE CORPORATION

By: _______________________
Name:
Title:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SELLER’S DISCLOSURE SCHEDULES

Schedule 3.3	Conflicts
Schedule 3.4	Consents and Approvals
Schedule 3.6	Capitalization
Schedule 3.9	Absence of Changes
Schedule 3.10	Legal Proceedings
Schedule 3.11	Compliance with Laws
Schedule 3.12(a)	Contracts
Schedule 3.12(b)	Breach of Contracts
Schedule 3.14	Insurance Licenses
Schedule 3.15	Intellectual Property
Schedule 3.18	Insurance Policies
Schedule 3.20	Bank Accounts
Schedule 3.21	Material Services
Schedule 3.22	Investment Brokers
Schedule 5.1	Conduct of Business
Schedule 5.5(a)	Consents and Approvals
Schedule 5.5(b)	Licenses and Lines of Authority

BUYER’S DISCLOSURE SCHEDULES

Schedule 4.4	Consents and Approvals

ANNEX A

TERMINATION ENDORSEMENT TO TREATY REINSURANCE AGREEMENT

THIS TERMINATION ENDORSEMENT TO THE TREATY REINSURANCE AGREEMENT (this "Termination") is dated as of _________, ____, between GMAC Direct Insurance Company, a Missouri corporation ( the "Company") and Motors Insurance Corporation, a Michigan corporation (the "Reinsurer").

WITNESSETH

WHEREAS, the Company and the Reinsurer are party to the Treaty Reinsurance Agreement effective as of October 1, 2000 (the "Reinsurance Agreement"); and

WHEREAS, under the Stock Purchase Agreement (the “SPA”) dated as of _______, ___ between Reinsurer and Maiden Holdings North America, Ltd. (“Maiden”), Maiden has acquired and Reinsurer has sold all of the issued and outstanding capital stock of the Company to Maiden; and

WHEREAS, the SPA requires that this Termination be executed immediately following the closing of the sale of the Company’s issued and outstanding capital stock.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For all purposes of this Termination, capitalized terms used herein (including the preamble and the recitals hereof) but not otherwise defined herein shall have the meanings set forth in the Reinsurance Agreement, as amended by this Termination.

2. Amendments. Upon the effectiveness of this Termination, the Reinsurance Agreement shall be amended as follows:

(a) Section 7 of the Reinsurance Agreement shall be amended and restated as follows:

“This agreement shall terminate with respect to new business at 12:01 a.m. on the day of the closing (the “Termination Time”) of the sale of all of the issued and outstanding capital stock of the Company to Maiden Holdings North America, Ltd. pursuant to that Stock Purchase Agreement dated as of ____, ___ between Maiden Holdings North America, Ltd. and Reinsurer. Such termination shall not affect, however, any obligation of either party assumed or incurred hereunder relating to reinsurance coverage for policies in force as of the Termination Time, all of which shall be fully performed and discharged on a run-off basis.”

(b) A new Section 13 shall be added to the Reinsurance Agreement as follows:

“13. (a) The Company grants to the Reinsurer as of the Termination Time authority in all matters relating to the administration of the Business Reinsured, including the authority (i) to communicate directly with all other reinsurers of that business and to collect on behalf of the Company reinsurance recoverables thereunder and (ii) to service and manage the Business Reinsured, including without limitation the authority to (A) collect and receipt for the premiums on Business Reinsured; (B) to adjust and settle claims under the Business Reinsured; (C) set and establish loss reserves; and (D) any and all other acts or duties that would otherwise be performed by the Company necessary and appropriate to run off the Business Reinsured, to the extent such authority may be granted pursuant to applicable law. In exercising such authorities, the Reinsurer may delegate the performance of any duty described above to a third party; provided that no such delegation shall relieve the Reinsurer of its obligations hereunder. Subject to the foregoing limitation, effective as of the Termination Time, the Company hereby appoints the Reinsurer as its attorney-in-fact with respect to the rights, duties and privileges and obligations of the Company in and to the Business Reinsured, with full power and authority to act in the name, place and stead of the Company with respect to such contracts, including without limitation, the power to service such contracts, to adjust, defend, settle and to pay all claims, to recover salvage and subrogation for any losses incurred and to take such other and further actions as may be necessary or desirable to effect the transactions contemplated by this agreement, provided that the Reinsurer covenants to exercise such authority in a businesslike manner, and shall be liable to the Company for any damages arising from a breach thereof. As part of the foregoing, the Company grants full authority to the Reinsurer to adjust, settle or compromise all losses hereunder, and all such adjustments, settlements and compromises shall be binding on the Company. The Company agrees to cooperate fully with the Reinsurer in the transfer of such administration, and the Reinsurer agrees to be responsible for such administration.

(b) The Company agrees that so long as the Reinsurer or its designee shall not be in breach of its obligations to service and administer the Business Reinsured under this agreement, the Company will not take action to prevent or limit the Reinsurer or its designee from servicing or administering the Business Reinsured as contemplated by this agreement.

(c) In the event that, pursuant to applicable law or this agreement, the Company shall have the right to direct the Reinsurer with respect to any matter that is the subject of the grant of authority pursuant to (a) above and the Company exercises such right and directs the Reinsurer to take an action and such direction is disputed by the Reinsurer, the Company shall indemnify and hold harmless the Reinsurer from any damages incurred by the Reinsurer in following such direction (an “Indemnifiable Company Direction”); provided, however, that no such direction by the Company shall be an Indemnifiable Company Direction to the extent that such direction was proper under the circumstances as measured from the perspective of a professional claims examiner not affiliated with any party.”

3. Limitation. Except as expressly stated herein, all of the terms, covenants and provisions of the Reinsurance Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. This Termination is only effective in the specific instance and for the specific purpose for which it is given and shall not be effective for any other purpose, and shall not be deemed to be a waiver of, amendment of, or consent to or modification of any other term or provision of the Reinsurance Agreement.

4. Reinsurance Agreement References. From and after the effectiveness of this Termination (as set forth in Section 7 hereof), each reference in the Reinsurance Agreement to “this agreement”, “hereunder”, “hereof” or words of like import, and each reference to the Reinsurance Agreement by the words “thereunder”, “thereof” or words of like import in any other document executed in connection with the Reinsurance Agreement, shall mean and be a reference to the Reinsurance Agreement, as amended or otherwise modified by this Termination.

5. Successors and Assigns. This Termination shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and all future parties to the Reinsurance Agreement.

6. Counterparts. This Termination may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. A facsimile signature on a counterpart of this Termination shall be binding to the same extent as an original signature by the signatory.

7. Effectiveness. This Termination shall be effective on the Closing after it is executed by the Company and the Reinsurer.

8. Governing Law. THIS TERMINATION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI.

9. Arbitration. All disputes arising under this Termination shall be subject to arbitration under Section 8 of the Reinsurance Agreement.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GMAC DIRECT INSURANCE COMPANY

By:
Name:
Title:

MOTORS INSURANCE CORPORATION

By:
Name:
Title:

STOCK PURCHASE AGREEMENT

by and between

MAIDEN HOLDINGS NORTH AMERICA, LTD.

and

MOTORS INSURANCE CORPORATION

dated as of October 31, 2008

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